Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Fourth Quarter 2022 Results
Highlights

•Fourth quarter 2022 net income of $196.6 million, or $1.43 per diluted share
•Quarterly adjusted EBITDA of $441.8 million
•Share repurchases of $1.35 billion in 2022
•Expect 2023 adjusted EBITDA of $1.5 to $2.0 billion

Clayton, MO, January 26, 2023 – Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter ended December 31, 2022. Fourth quarter 2022 reported net income was $196.6 million, or $1.43 per diluted share, which compares to fourth quarter 2021 reported net income of $306.6 million, or $1.89 per diluted share. Fourth quarter 2022 adjusted EBITDA of $441.8 million excludes depreciation and amortization expense of $148.5 million and restructuring charges and other items of $10.0 million. Fourth quarter 2021 adjusted EBITDA was $686.7 million. Sales in the fourth quarter 2022 were $1,977.0 million compared to $2,430.4 million in the fourth quarter 2021. Full year 2022 reported net income was $1,326.9 million, or $8.94 per diluted share, which compares to full year 2021 reported net income of $1,296.7 million, or $7.96 per diluted share.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “In 2022, we repurchased approximately 16% of our outstanding shares from available cash flow, while also reducing our net debt level. With our confidence in our ability to generate meaningful earnings and cash flow even in recessionary economic conditions, we expect to continue our capital allocation strategy, while committing to maintain an investment-grade balance sheet and achieve investment-grade credit ratings. Our 2022 performance continued to demonstrate how our winning model adapted in real-time to emphasize ‘value first’ versus a volume maximization approach. Despite the recessionary global economic conditions that developed during 2022, we generated over $1.3 billion of net income and over $2.4 billion of adjusted EBITDA.

“We expect the challenging global economic conditions to continue in 2023. Overall, we expect full year 2023 adjusted EBITDA to be in the $1.5 to $2.0 billion range, demonstrating the resiliency of our winning model that should dramatically improve our recessionary trough level of adjusted EBITDA compared to Olin’s historical strategy and performance.

“In early 2023, we expect our chemical businesses to continue to be tested by European and North American epoxy demand weakness and vinyls intermediate demand weakness, aggravated by elevated levels of Chinese exports caused by lingering weak Chinese domestic demand. Our chemical businesses expect to continue at reduced operating rates as we refrain from selling incremental volume into poor-quality markets. We expect the first quarter 2023 results from our Chemical businesses to be slightly lower than fourth quarter 2022 levels. We expect our Winchester business first quarter 2023 results to increase sequentially from fourth quarter 2022 but to be lower than first quarter 2022 levels due to lower commercial ammunition shipments. Overall, we expect Olin’s first quarter 2023 adjusted EBITDA to decline slightly from fourth quarter 2022 levels.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2022 were $1,172.8 million compared to $1,244.1 million in the fourth quarter 2021. The decrease in Chlor Alkali Products and Vinyls sales was primarily due to 29% lower volumes, partially offset by higher pricing. Fourth quarter 2022 segment earnings were $252.3 million compared to $294.8 million in the fourth quarter 2021. The $42.5 million decrease in segment earnings was primarily due to lower volumes and higher raw material and operating costs, mainly increased natural gas and electrical power costs, partially offset by higher pricing across all products except vinyls intermediates, which declined. Chlor Alkali Products and Vinyls fourth quarter 2022 results included depreciation and amortization expense of $117.6 million compared to $119.4 million in the fourth quarter 2021.

EPOXY

Epoxy sales for the fourth quarter 2022 were $484.2 million compared to $795.7 million in the fourth quarter 2021. The decrease in Epoxy sales was primarily due to 36% lower volumes. Fourth quarter 2022 segment earnings were $30.5 million compared to $170.8 million in the fourth quarter 2021. The $140.3 million decrease in Epoxy segment earnings was primarily due to lower volumes and higher operating costs, mainly increased natural gas and electrical power costs. Epoxy fourth quarter 2022 results included depreciation and amortization expense of $22.4 million compared to $22.6 million in the fourth quarter 2021.

WINCHESTER

Winchester sales for the fourth quarter 2022 were $320.0 million compared to $390.6 million in the fourth quarter 2021. The decrease in Winchester sales was primarily due to lower commercial ammunition shipments, partially offset by higher commercial ammunition pricing and higher military and law enforcement shipments. During 2022, Winchester experienced a transition in its commercial ammunition business from refilling depleted supply chains to filling inventories at the rate of its customers’ sales. In some cases, customers’ inventories became too high so Winchester chose to preserve value by manufacturing and selling less commercial ammunition. Fourth quarter 2022 segment earnings were $45.7 million compared to $101.8 million in the fourth quarter 2021. The $56.1 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and higher commodity and other materials costs partially offset by higher commercial ammunition pricing and higher military and law enforcement sales. Winchester fourth quarter 2022 results included depreciation and amortization expense of $6.4 million compared to $6.5 million in the fourth quarter 2021.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the fourth quarter of 2022 increased $4.3 million compared to the fourth quarter 2021 primarily due to unfavorable foreign currency impacts.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on December 31, 2022, was $194.0 million and we ended the year with net debt of approximately $2.4 billion and a net debt to adjusted EBITDA ratio of 1.0 times. During 2022, Olin repaid $201.1 million of debt, which followed a $1,103.1 million debt reduction in 2021. On December 31, 2022, Olin had approximately $1.5 billion of available liquidity.

During fourth quarter 2022, approximately 4.9 million shares of common stock were repurchased at a cost of $250.1 million. During 2022, approximately 25.7 million shares of common stock were repurchased at a cost of $1,350.7 million. For the full year 2021, Olin repurchased approximately 4.7 million shares of common stock at a cost of $251.9 million. On December 31, 2022, Olin had approximately $1.7 billion available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss fourth quarter 2022 financial results at 9:00 a.m. Eastern time on Friday, January 27, 2023. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the fourth quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•our substantial amount of indebtedness and significant debt service obligations;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2023-02

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2022	2021	2022	2021
Sales	$1,977.0	$2,430.4	$9,376.2	$8,910.6
Operating Expenses:
Cost of Goods Sold	1,594.5	1,800.6	7,194.3	6,616.4
Selling and Administration	97.9	102.2	393.9	416.9
Restructuring Charges	11.0	3.4	25.3	27.9
Other Operating Income(b)	—	1.4	16.3	1.4
Operating Income	273.6	525.6	1,779.0	1,850.8
Interest Expense(c)	40.5	143.6	143.9	348.0
Interest Income	1.0	—	2.2	0.2
Non-operating Pension Income	9.7	9.0	38.7	35.7
Income before Taxes	243.8	391.0	1,676.0	1,538.7
Income Tax Provision(d)	47.2	84.4	349.1	242.0
Net Income	$196.6	$306.6	$1,326.9	$1,296.7
Net Income Per Common Share:
Basic	$1.46	$1.94	$9.16	$8.15
Diluted	$1.43	$1.89	$8.94	$7.96
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	134.5	158.4	144.9	159.1
Average Common Shares Outstanding - Diluted	137.7	162.5	148.5	163.0

(a)Unaudited.
(b)Other operating income for the year ended December 31, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities. Other operating income for both the three months and year ended December 31, 2021 included a $1.4 million gain on the sale of a terminal facility.
(c)Interest expense for the three months and year ended December 31, 2021 included a loss on extinguishment of debt of $104.6 million and $152.2 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt.
(d)Income tax provision for the year ended December 31, 2022 included a benefit of $36.6 million primarily associated with the release of deferred tax liabilities as a result of a legal entity liquidation. Income tax provision for the year ended December 31, 2021 included a benefit of $82.8 million primarily associated with the release of the valuation allowance in the second quarter 2021 related to deferred tax assets of our German operations.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2022	2021	2022	2021
Sales:
Chlor Alkali Products and Vinyls	$1,172.8	$1,244.1	$5,085.0	$4,140.8
Epoxy	484.2	795.7	2,690.5	3,186.0
Winchester	320.0	390.6	1,600.7	1,583.8
Total Sales	$1,977.0	$2,430.4	$9,376.2	$8,910.6
Income before Taxes:
Chlor Alkali Products and Vinyls	$252.3	$294.8	$1,181.3	$997.8
Epoxy	30.5	170.8	388.5	616.5
Winchester	45.7	101.8	372.9	412.1
Corporate/Other:
Environmental Expense(b)	(5.2)	(5.4)	(23.2)	(14.0)
Other Corporate and Unallocated Costs	(38.7)	(34.4)	(131.5)	(135.1)
Restructuring Charges	(11.0)	(3.4)	(25.3)	(27.9)
Other Operating Income(c)	—	1.4	16.3	1.4
Interest Expense(d)	(40.5)	(143.6)	(143.9)	(348.0)
Interest Income	1.0	—	2.2	0.2
Non-operating Pension Income	9.7	9.0	38.7	35.7
Income before Taxes	$243.8	$391.0	$1,676.0	$1,538.7

(a)Unaudited.
(b)Environmental expense for the years ended December 31, 2022 and 2021 included $1.0 million and $2.2 million, respectively, of insurance recoveries for costs incurred and expensed in prior periods.
(c)Other operating income for the year ended December 31, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities. Other operating income for both the three months and year ended December 31, 2021 included a $1.4 million gain on the sale of a terminal facility.
(d)Interest expense for the three months and year ended December 31, 2021 included a loss on extinguishment of debt of $104.6 million and $152.2 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2022	2021
Assets:
Cash and Cash Equivalents	$194.0	$180.5
Accounts Receivable, Net	924.6	1,106.5
Income Taxes Receivable	43.2	0.3
Inventories, Net	941.9	868.3
Other Current Assets	52.7	92.7
Total Current Assets	2,156.4	2,248.3
Property, Plant and Equipment (Less Accumulated Depreciation of $4,413.1 and $4,076.5)	2,674.1	2,913.6
Operating Lease Assets, Net	356.0	372.4
Deferred Income Taxes	60.5	99.3
Other Assets	1,102.5	1,131.8
Intangibles, Net	273.8	331.7
Goodwill	1,420.9	1,420.6
Total Assets	$8,044.2	$8,517.7
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$9.7	$201.1
Accounts Payable	837.7	847.7
Income Taxes Payable	133.4	98.4
Current Operating Lease Liabilities	71.8	76.8
Accrued Liabilities	508.8	458.1
Total Current Liabilities	1,561.4	1,682.1
Long-term Debt	2,571.0	2,578.2
Operating Lease Liabilities	292.5	302.0
Accrued Pension Liability	234.5	381.9
Deferred Income Taxes	507.3	558.9
Other Liabilities	333.9	362.4
Total Liabilities	5,500.6	5,865.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 132.3 Shares (156.8 in 2021)	132.3	156.8
Additional Paid-in Capital	682.7	1,969.6
Accumulated Other Comprehensive Loss	(495.9)	(488.0)
Retained Earnings	2,224.5	1,013.8
Total Shareholders’ Equity	2,543.6	2,652.2
Total Liabilities and Shareholders’ Equity	$8,044.2	$8,517.7

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2022	2021
Operating Activities:
Net Income	$1,326.9	$1,296.7
Gains on Disposition of Property, Plant and Equipment	(13.0)	(1.4)
Loss on Debt Extinguishment	—	152.2
Stock-based Compensation	14.1	8.3
Depreciation and Amortization	598.8	582.5
Deferred Income Taxes	(32.4)	(42.7)
Qualified Pension Plan Contributions	(1.3)	(1.1)
Qualified Pension Plan Income	(33.1)	(27.8)
Changes in:
Receivables	160.8	(360.0)
Income Taxes Receivable/Payable	(2.9)	105.1
Inventories	(86.3)	(206.0)
Other Current Assets	15.9	(22.3)
Accounts Payable and Accrued Liabilities	(22.3)	240.1
Other Assets	(2.6)	(13.3)
Other Noncurrent Liabilities	(0.7)	26.2
Other Operating Activities	—	4.5
Net Operating Activities	1,921.9	1,741.0
Investing Activities:
Capital Expenditures	(236.9)	(200.6)
Payments under Other Long-Term Supply Contracts	(37.7)	—
Proceeds from Disposition of Property, Plant and Equipment	14.9	3.2
Net Investing Activities	(259.7)	(197.4)
Financing Activities:
Long-term Debt Repayments, Net	(201.1)	(1,103.1)
Debt Early Redemption Premiums	—	(137.7)
Common Stock Repurchased and Retired	(1,350.7)	(251.9)
Stock Options Exercised	25.7	72.4
Dividends Paid	(116.2)	(127.8)
Debt Issuance Costs	(4.4)	(3.9)
Net Financing Activities	(1,646.7)	(1,552.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.0)	(0.8)
Net Increase (Decrease) in Cash and Cash Equivalents	13.5	(9.2)
Cash and Cash Equivalents, Beginning of Year	180.5	189.7
Cash and Cash Equivalents, End of Period	$194.0	$180.5

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$196.6	$306.6	$1,326.9	$1,296.7
Add Back:
Interest Expense	40.5	143.6	143.9	348.0
Interest Income	(1.0)	—	(2.2)	(0.2)
Income Tax Provision	47.2	84.4	349.1	242.0
Depreciation and Amortization	148.5	150.1	598.8	582.5
EBITDA	431.8	684.7	2,416.5	2,469.0
Add Back:
Restructuring Charges	11.0	3.4	25.3	27.9
Environmental Recoveries(b)	(1.0)	—	(1.0)	(2.2)
Certain Non-recurring Items(c)	—	(1.4)	(13.0)	(1.4)
Adjusted EBITDA	$441.8	$686.7	$2,427.8	$2,493.3

(a)Unaudited.
(b)Environmental recoveries included insurance recoveries for costs incurred and expensed in prior periods.
(c)Certain non-recurring items for the year ended December 31, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities and certain non-recurring items for both the three months and year ended December 31, 2021 included a $1.4 million gain on the sale of a terminal facility.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	December 31,
(In millions)	2022	2021
Current Installments of Long-term Debt	$9.7	$201.1
Long-term Debt	2,571.0	2,578.2
Total Debt	2,580.7	2,779.3
Less: Cash and Cash Equivalents	(194.0)	(180.5)
Net Debt	$2,386.7	$2,598.8

Trailing Twelve Months Adjusted EBITDA	$2,427.8	$2,493.3

Net Debt to Adjusted EBITDA	1.0	1.0

(a)Unaudited.